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                                                                    EXHIBIT 99.1

* LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES TRUST DISTRIBUTION FOR SEPTEMBER 2006

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                                 NEWS
                                                                   RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (August 25, 2006) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of September 2006. This distribution represents amounts payable to the Trust with respect to production for the month of June 2006. Unit holders of record on September 5, 2006 will receive a distribution of $383,018 or approximately $.020168 per Unit payable on September 15, 2006.

The distribution includes no proceeds from the South Pass or Offshore Louisiana properties due to excess production costs. Excess production costs to be recouped from future proceeds at the South Pass and Offshore Louisiana properties totaled $374,999 and $176,770 respectively.

As more fully described in the Trust's periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts.

As more fully described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. As of August 25, 2006 the gross cumulative amount reserved is $1,494,958; net of Trust expenses of $782,125, the net reserve amount is $712,833. The Trustee intends to hold these funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary. The Trustee has determined that it does not need to increase the amount of this reserve at present, and that the Trustee is therefore able to make the distribution described in this press release. However, the Trustee may determine to increase the amount of the reserve at any time in the future, without advance notice to the Unitholders. Any such increase in the amount reserved would reduce future distributions.

As more fully described in the Annual Report, the Working Interest Owner ("Owner"), under the terms of the Trust Conveyances, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). Based on preliminary cost estimates and the most recent reserve report, the Owner believes that the
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amounts currently held in escrow are significantly less than the anticipated future amounts attributable to the Trust's share of costs. Consequently, the Owner has informed the Trust that Owner plans to escrow for the foreseeable future all proceeds that would otherwise be distributed from the South Pass 89 and Offshore Louisiana properties. As more fully described in the Trust's Annual Report, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes. The Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors.

The Trustee has participated in discussions with the Working Interest Owner regarding the insurance policies carried by the Working Interest Owner in effect at the dates of the various storms affecting the properties in which the Trust has an interest. The Working Interest Owner and its outside insurance counsel have advised the Trustee that they are in the process of analyzing the scope and applicability of the policies carried by the Working Interest Owner to the various types of damages that resulted from the storms, and are in the process of discussing these matters with the carriers. The Trustee has requested additional information about the policies, potential coverage to damages affecting the Trust, the likely timing of the resolution of issues relating to the possible insurance coverage and the various types of damages caused by the storms, and other information regarding the possibility of recovery under any insurance policy that, directly or indirectly, may be for the benefit of the Trust. The Working Interest Owner has undertaken to provide all such information as it becomes available, but has advised the Trustee that it remains in discussion with its insurance carriers, and does not yet have reliable information about the scope and applicability of the policies to the properties in which the Trust has an interest or the effects, if any, on the Trust.

Gross Proceeds prior to deductions for Production Costs for the month of June 2006 by property are as follows: $2,464,133 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.

Production Costs for the month of June 2006 by property are as follows:
$1,511,204 for Jay Field property, $374,999 for South Pass 89 property and $176,770 for Offshore Louisiana property.

There was $196,961 withheld in Special Cost Escrow from the Offshore Louisiana Properties for the month of June 2006. In June 2006, the Owner released from escrow $174,420 and $91,703 for hurricane repairs and abandonment costs related to the South Pass 89 and Offshore Louisiana Properties, respectively.

Fee Lands Royalties for the month of June 2006 totaled $22,984. Trust related expenses for the month of June 2006 totaled $116,430.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

Status of the Trust

Although the Trust cannot predict the effects of the matters described in this press release with any degree of precision, it appears highly likely that distributions to the Trust will be reduced significantly for an extended period of time.
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The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years ("the Termination Threshold"). As a result of the aforementioned damages to production facilities for properties in which the Trust has an interest, revenues for 2006 may fall below the Termination Threshold. It is therefore possible (depending on the timing of repairs, future production and drilling activities, market conditions, recoupment of unrecovered capital costs and other matters) that in 2006 Royalty income received by the Trust may be below the Termination Threshold. If Royalty income falls below the Termination Threshold for two successive years, the Trust would terminate. Upon termination of the Trust, the Trustee will sell for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied. However, whether the Trust's 2006 net revenues are above the Termination Threshold will depend on the timing of repairs to damaged properties in which the Trust has an interest, oil and natural gas prices for 2006, timing and level of hydrocarbon production, the level of capital expenditures, and other operational matters as well as administrative expenses of the Trust. Therefore, there can be no assurance that the net revenues of the Trust in 2006 will be above the Termination Threshold. There are numerous uncertainties inherent in forecasting projected net revenues for 2006 as certain of the Trust's properties are near the end of their productive lives. See "Estimates of Petroleum Engineers" in the Trust's 2005 Annual Report on Form 10-K.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

The Trust income distribution announcement for the month of October will be made on or about September 25, 2006.



CONTACT:  LL&E ROYALTY TRUST
          JPMORGAN CHASE BANK, N.A., AS TRUSTEE
          MIKE ULRICH
          (800) 852-1422
          www.businesswire.com/cnn/lrt.htm